Exhibit 4.12

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
LEHMAN BROTHERS HOLDINGS CAPITAL TRUST VIII

This Certificate of Amendment of Lehman Brothers Holdings Capital Trust VIII (the “Trust”), is being duly executed and filed by the undersigned trustee to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.)(the “Act”).

1.             Name.     The name of the statutory trust amended hereby is Lehman Brothers Holdings Capital Trust VIII.

2.             Amendment of Certificate.  The Certificate of Trust of the Trust is hereby amended by changing the name and address of the Trustee in the State of Delaware to the following:

U.S. Bank Trust National Association
300 Delaware Avenue, 9th Floor
Wilmington, Delaware  19801
Attention:  Corporate Trust Services

3.             Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Property Trustee

By:	/s/ Earl Dennison
Name:
Title:

U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Earl Dennison
Name:
Title:

By:	/s/ Barrett DiPaolo
Barrett DiPaolo, not in his individual capacity but solely as Regular Trustee

By:	/s/ James Killerlane
James Killerlane, not in his individual capacity but solely as Regular Trustee

By:	/s/ Andrew Yeung
Andrew Yeung, not in his individual capacity but solely as Regular Trustee